Exhibit 5.1
Neil R.E. Carr Direct Phone: (202) 587-2983 ncarr@babirakcarr.com	BABIRAK CARR A PROFESSIONAL CORPORATION ATTORNEYS AND COUNSELORS AT LAW 1050 17th Street, N.W. Suite 600 Washington, D.C. 20036	Fax: (202) 318-4486 www.babirakcarr.com

 June 30, 2009

The Board of Directors
Guardian Technologies International, Inc.

516 Herndon Parkway

Suite A
Herndon, Virginia  20170

Re:

Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Guardian Technologies International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing, on or about June 30, 2009, by the Company of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”).  The Registration Statement covers 20,000,000 shares of common stock, $.001 par value per share, of the Company (the “Shares”) that may be issued pursuant to the Company’s 2009 Stock Compensation Plan (the “2009 Plan”) and the subsequent reoffer and resale by certain selling shareholders of Shares granted to them under the Plan pursuant to the Registration Statement (the “Shares”).

We have examined the 2009 Plan, the award agreements to be issued pursuant to the 2009 Plan, the Certificate of Incorporation, as amended, and the By-Laws of the Company, the minutes of the various meetings and consents of the Company’s Board of Directors, originals or copies of such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.  As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

In connection with the preparation of this opinion, we have reviewed such questions of law as we have deemed necessary. We do not herein give any opinion with respect to the laws of any jurisdiction other than the general laws of the United States of America, the federal securities laws, and Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the 2009 Plan and award agreements issued pursuant to the 2009 Plan, will be validly issued, fully paid and

BABIRAK CARR A PROFESSIONAL CORPORATION

The Board of Directors

Guardian Technologies International, Inc.

June 30, 2009

non-assessable.

We hereby consent to be named in the Registration Statement and the prospectus contained therein as attorneys who have passed upon legal matters in connection with the offering of the securities described therein under the caption “Legal Matters.”  We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BABIRAK CARR, P.C.

By: /s/ Neil R.E. Carr

     Neil R.E. Carr, Member

28103115.133